Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

ANN INC.

INTO

ANNTAYLOR STORES CORPORATION

(Pursuant to Section 253 of the General Corporation Law of the State of Delaware)

AnnTaylor Stores Corporation (the “Company”), a corporation incorporated under the name AnnTaylor Holdings, Inc. on November 4, 1988 pursuant to the General Corporation Law of the State of Delaware (“DGCL”), having changed its name to AnnTaylor Stores Corporation by amendment to its Certificate of Incorporation on April 5, 1991, hereby certifies that the Company owns 100% of the capital stock of ANN INC., a Delaware corporation incorporated on March 10, 2011 pursuant to the DGCL, and that the Company, by resolutions of its Board of Directors duly adopted at a meeting held on March 9, 2011, determined to merge into itself ANN INC. and to effect a change of the Company’s name to ANN INC. in connection with such merger, pursuant to Section 253 of the DGCL, and that such resolutions are as follows:

WHEREAS, it is advisable and in the best interests of the Company to change the name of the Company from AnnTaylor Stores Corporation to ANN INC. (the “Name Change”) and to effect such Name Change pursuant to the provisions of Section 253 of the DGCL; and

WHEREAS, in connection with the Name Change, the Company desires to form a wholly-owned subsidiary, ANN INC., a Delaware corporation (the “Subsidiary”), to merge with and into the Company pursuant to the provisions of Section 253 of the DGCL, so that the Company will be the surviving corporation following the merger.

NOW, THEREFORE, IT IS,

RESOLVED that the Name Change is authorized and approved;

RESOLVED that the Company shall cause the Subsidiary to be formed under the DGCL;

RESOLVED that, pursuant to Section 253 of the DGCL, the Company shall merge the Subsidiary with and into itself, so that the Company possesses all of the Subsidiary’s property, rights, privileges and powers, and assumes all of the Subsidiary’s liabilities and obligations;

RESOLVED that, in connection with the merger, the name of AnnTaylor Stores Corporation shall be changed to ANN INC.;

RESOLVED that an authorized officer of the Company be, and such officer hereby is, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions, and to file the Certificate of Ownership and Merger in the office of the Secretary of State of Delaware;

RESOLVED that the effective date of the Certificate of Ownership and Merger, the merger and the Name Change provided for in the Certificate of Ownership and Merger shall be March 15, 2011;

RESOLVED that, in connection with the Name Change, the officers of the Company be, and each of them hereby is, authorized and empowered, for and on behalf of the Company, to file any and all notices and filings with the Securities and Exchange Commission, the New York Stock Exchange, the Company’s transfer agent, the Depository Trust Company, the Internal Revenue Service and any state tax authority, and to obtain a new CUSIP number; and to execute all documents, disburse such funds and take all necessary and appropriate actions in connection with any of the foregoing;

RESOLVED that, in connection with the Name Change, the officers of the Company be, and each of them hereby is, authorized and empowered, for and on behalf of the Company, to execute and file any and all documents required to effectuate the Name Change in any U.S. state or territory in which the Company is authorized to do business;

RESOLVED that, in connection with the Name Change, the Company’s stock certificates for its common stock, par value $.0068 per share, shall be modified to reflect the name ANN INC., and such modified stock certificates are hereby authorized and approved; and that a new form of corporate seal, reflecting the name ANN INC., is adopted and approved;

RESOLVED that, in connection with the Name Change, the officers of the Company be, and each of them hereby is, authorized and empowered, for and on behalf of the Company, to prepare, execute and deliver all documents, notices and resolutions which may be required by any bank in connection with any accounts maintained by the Company;

RESOLVED that, in connection with the Name Change, the officers of the Company be, and each of them hereby is, authorized and empowered, for and on behalf of the Company, to amend and restate the Company’s Bylaws, employee benefits plans, corporate governance documents, and any and all other necessary Company documents to reflect the new name of the Company; and

RESOLVED that the officers of the Company be and each of them individually hereby is, authorized and empowered, in the name and on behalf of the Company, to take or cause to be taken all such further actions, to execute and deliver all such instruments and documents, to disburse such funds, engage such persons, and do all acts and things whatsoever, which they, in their judgment, determine to be necessary, appropriate or desirable to fully carry out the intent and purpose of the foregoing resolutions.

IN WITNESS WHEREOF, AnnTaylor Stores Corporation has caused this certificate to be signed by an authorized officer on March 11, 2011.

By:	/s/ Barbara Eisenberg
Name:	Barbara Eisenberg
Title:	Executive Vice President, General Counsel and Corporate Secretary